EXHIBIT 10.3

ESCROW AGREEMENT

This ESCROW AGREEMENT (the "Agreement") is dated as of the 7th day of May, 2012 by and among RANDOM SOURCE, INC., a Florida corporation (“Random Source”), EUGENE M. KENNEDY, ESQ. (“Kennedy”) and EUGENE M. KENNEDY, P.A. (the “Escrow Agent”).

RECITALS

WHEREAS, Random Source has entered into that certain Stock Repurchase Agreement of even date herewith (the “Stock Repurchase Agreement”) by and among Random Source, the individuals and entities set forth on the signature page thereof (collectively referred to as the “Sellers”), and Proguard Acquisition Corp., a Florida corporation (the “Corporation”) pursuant to which Random Source acquired 1,700,000 shares of the Corporation’s common stock (the “Sellers’ Shares”) from the Sellers for an aggregate purchase price of $304,000 (the “Purchase Price”).

WHEREAS, Kennedy is counsel for the Sellers and through his professional association has agreed to act as Escrow Agent hereunder.

WHEREAS, pursuant to the terms of the Stock Repurchase Agreement, $54,000 of the Purchase Price was paid through the delivery of that certain Purchase Note of even date herewith, a copy of which is attached hereto as Exhibit A and incorporated herein by such reference (the “Purchase Note”).

WHEREAS, at the request of the Sellers, Kennedy is the payee under the Purchase Note, it being the understanding of the parties that he will disburse the proceeds thereof to the Sellers upon payment of such note.

WHEREAS, in order to secure the timely payment of the Purchase Note, Random Source has agreed to cause the issuance from authorized, previously unissued common stock of 2,000,000 shares of the Corporation’s common stock (the “Escrow Shares”) to Mr. Kennedy as agent for the Sellers, which such Escrow Shares are to be deposited in escrow with the Escrow Agent.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.           Recitals.  The foregoing recitals are true and correct and are hereby incorporated herein by reference.

2.           Delivery of Escrow Shares.  As provided in the Purchase Note, Random Source shall deposit with the Escrow Agent (the “Escrow Account”) a certificate representing the Escrow Shares.  This Agreement and the escrow created hereunder shall not become effective unless and until the certificate representing the Escrow Shares has been deposited with the Escrow Agent. During the pendency of the Escrow Account, the Escrow Agent shall hold and keep such certificate representing the Escrow Shares in his possession and such shares shall not to be sold, assigned, transferred, pledged, or otherwise hypothecated by him during the term of the Escrow Account.

3.           Release of Escrow Shares.  The Escrow Agent shall disburse the Escrow Shares, as follows:

(a) At such time as the Purchase Note shall have been paid in full, on or before August 7, 2012, the Escrow Agent shall immediately deliver the Escrow Shares to Random Source, together with such additional documents as Random Source may reasonably request so as to facilitate the cancellation of such shares.

(b) If the Purchase Note has not been paid in full on or before August 7, 2012, the Escrow Agent shall release the Escrow Shares to Kennedy in full and complete satisfaction of the Purchase Note.

(c) Upon disbursement of the Escrow Shares as set forth in this Section 3, this Agreement and the Escrow Account shall terminate.

4.           Disbursement Into Court.  At any time, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any court it deems appropriate, to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  During the pendency of any such action, the Escrow Agent may suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).  The Escrow Agent shall have no liability to the parties hereto or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of Escrow Agent.

5.           Limitation of Responsibility and Liability and Duties of the Escrow Agent.  The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(a) The Escrow Agent shall not be liable for any error in judgment or mistake of law or fact, or for any action taken or omitted to be taken by it, or any action suffered by it to be taken or omitted by it, in good faith and in the exercise of its own best judgment.  The Escrow Agent shall not be liable for any delay in delivering Escrow Shares as required hereby, absent its own gross negligence or willful misconduct.

(b) The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the parties hereto and, if the duties or rights of the Escrow Agent are affected by any such modification of or waiver under this Agreement, unless the Escrow Agent shall have given its prior written consent thereto.

(c) The Escrow Agent acts hereunder as a depository only, and shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof.

(d) The Escrow Agent shall be indemnified and held harmless by the parties hereto, upon demand by the Escrow Agent, from and against any claims, demands, losses, damages, liabilities, costs and expenses, including counsel fees and disbursements, (collectively, “Damages”) suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such Damages.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the other parties hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder, except to the extent of actual prejudice demonstrated by such party.  The obligations of the parties hereto under this Section 5(d) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(e) From time to time on and after the date hereof, the parties shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(f) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the other parties hereto prior written notice of at least seven (7) business days.  As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, jointly, all of the Escrow Shares held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof.  If no new escrow agent is so appointed within the seven (7) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it deems appropriate.

(g) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, other than itself.

(h) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it (other than itself) is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(i) The parties acknowledge that the Escrow Agent has acted as counsel to the Sellers in various matters, including in connection with the Stock Repurchase Agreement, the Purchase Note and the transactions contemplated thereby, and may continue to act as counsel to the Sellers and/or their affiliates during and following the term of this Agreement.  All parties to this Agreement waive any conflicts that exist or may arise by reason of such representation; provided, however, that the Escrow Agent shall ensure that the Escrow Shares are under the sole control of the Escrow Agent.

6.           Governing Law; Jurisdiction, Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of the State of Florida.  Except as otherwise set forth herein, any suit, action or proceeding arising out of or relating to this Agreement shall be brought in State Circuit Court or Federal District Court located in Broward County, Florida, and the parties hereby (a) submit to the exclusive jurisdiction of such courts, (b) waive any objection to the laying of venue in such courts, and (c) agree that service of process in any such suit, action or proceeding, in addition to any other method permitted by applicable law, may be effected by certified mail, return receipt requested, to a party at its address set forth in Section 7 hereof.

7.           Notices.  All notices and communications shall be deemed to have been duly given at the time (a) delivered by hand, if personally delivered, (b) when received, if deposited in the mail, postage prepaid, addressed as provided below, (c) when transmission is verified, if telecopied and (d) on the next business day, if timely delivered to a courier service guaranteeing overnight delivery to the following addresses:

Random Source:	3400 SW 26 Terrace
Suite A8
Fort Lauderdale, FL 33312

with a copy to:	Schneider Weinberger LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, FL 33431
Attention: James M. Schneider, Esq.

Kennedy:	Eugene M. Kennedy, Esq.
964 SE 9 Avenue
Pompano Beach, FL 33060

Escrow Agent:	Law Office of Eugene M. Kennedy, P.A.
964 SE 9 Avenue
Pompano Beach, FL 33060

Any party may change its address by providing written notice of such change to the other parties hereto.  All notices and communications provided by the parties shall be signed by duly authorized persons of each.

8.           Entire Agreement.  This Agreement (and the exhibits attached hereto) contains the entire understanding by and among the parties hereto with respect to the subject matter hereof; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth.  No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

9.           Counterparts; Terms.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused their respective hands to be set hereto with the intention of being bound effective in all respects as of the date and year first hereinabove written.

RANDOM SOURCE, INC.

By:	/s/ David Kriegstein
David Kriegstein, Chief Executive Officer

/s/ Eugene M. Kennedy
Eugene M. Kennedy, Esq.

Law Office of Eugene M. Kennedy, P.A.

By:	/s/ Eugene M. Kennedy
Eugene M. Kennedy